As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-114300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4 ON

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	20-0891589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12800 Whitewater Drive, Suite 200

Minnetonka, MN 55343

(Address of registrant’s principal executive offices,

including zip code)

FREEPORT-MCMORAN INC. 1996 STOCK OPTION PLAN

1988 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS OF FREEPORT-MCMORAN INC.

THE VIGORO CORPORATION 1991 STOCK OPTION PLAN

IMC GLOBAL INC. 1988 STOCK OPTION AND AWARD PLAN

IMC GLOBAL INC. 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

IMC FERTILIZER GROUP, INC. 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plans)

Fredric W. Corrigan

CEO and President

The Mosaic Company

12800 Whitewater Drive, Suite 200

Minnetonka, MN 55343

Tel: (952) 984-0316

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	12,452,082 Shares	Not Applicable	Not Applicable	Not Applicable

(1)	The number of shares being registered represents the number of shares of common stock of The Mosaic Company issuable for each of the following plans: Freeport-McMoRan Inc. 1996 Stock Option Plan (484,695 shares); 1988 Stock Option Plan for Non-Employee Directors of Freeport-McMoRan Inc. (11,986 shares); The Vigoro Corporation 1991 Stock Option Plan (126,983 shares); IMC Global Inc. 1988 Stock Option and Award Plan (11,584,093 shares); IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors (210,325 shares); and IMC Fertilizer Group, Inc. 1994 Stock Option Plan for Non-Employee Directors (34,000 shares). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under such plans pursuant to their respective antidilution provisions.

(2)	The Mosaic Company originally registered 143,044,670 shares of its common stock on the Registration Statement on Form S-4 (Registration No. 333-114300) to which this post-effective amendment relates. The Mosaic Company issued approximately 126,233,200 shares to shareholders of IMC Global Inc. in exchange for shares of common stock of IMC Global Inc. (now known as Mosaic Global Holdings Inc.)

(3)	The Mosaic Company paid all filing fees payable in connection with the registration of these securities with the filing of the Registration Statement on Form S-4 filed on April 8, 2004, amended on June 17, 2004, August 10, 2004, August 27, 2004, and September 17, 2004, and declared effective September 17, 2004.

INTRODUCTORY STATEMENT

On October 22, 2004, IMC Global Inc., a Delaware corporation now known as Mosaic Global Holdings Inc. (“Mosaic Global Holdings”), merged with and into a direct wholly owned subsidiary of The Mosaic Company, a Delaware corporation (“Mosaic”), with Mosaic Global Holdings as the surviving entity and a direct wholly owned subsidiary of Mosaic (the “Merger”). As a result of the Merger, each outstanding share of Mosaic Global Holdings common stock was converted into the right to receive one share of Mosaic common stock.

Each outstanding option and stock award issued prior to the Merger pursuant to the Freeport-McMoRan Inc. 1996 Stock Option Plan, 1988 Stock Option Plan for Non-Employee Directors of Freeport-McMoRan Inc., The Vigoro Corporation 1991 Stock Option Plan, IMC Global Inc. 1988 Stock Option and Award Plan, IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors, and IMC Fertilizer Group, Inc. 1994 Stock Option Plan for Non-Employee Directors is no longer exercisable for shares of Mosaic Global Holdings common stock, but instead, constitutes an option or stock award to acquire, on the same terms and conditions as were applicable under such option or award immediately prior to consummation of the Merger, the same number of shares of Mosaic common stock. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger.

The purpose of this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 is to register on Form S-8 shares of Mosaic common stock previously registered on Form S-4 that will be issued pursuant to the exercise of options or stock awards granted prior to the Merger under the Freeport-McMoRan Inc. 1996 Stock Option Plan, 1988 Stock Option Plan for Non-Employee Directors of Freeport-McMoRan Inc., The Vigoro Corporation 1991 Stock Option Plan, IMC Global Inc. 1988 Stock Option and Award Plan, IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors, and IMC Fertilizer Group, Inc. 1994 Stock Option Plan for Non-Employee Directors. Mosaic assumed the obligations of Mosaic Global Holdings under each of the plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by The Mosaic Company (hereinafter “we,” “us” or “Mosaic”) or Mosaic Global Holdings, are incorporated by reference in this registration statement:

(a)	Mosaic Global Holdings’ Annual Report on Form 10-K for the year ended December 31, 2003, as amended;

(b)	Mosaic Global Holdings’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as amended;

(c)	Mosaic Global Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as amended;

(d)	Mosaic Global Holdings’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

(e)	Mosaic Global Holdings’ Current Reports on Form 8-K filed on January 20, 2004, January 27, 2004, March 5, 2004, March 9, 2004, March 19, 2004, April 1, 2004, April 8, 2004, October 1, 2004, October 19, 2004, October 21, 2004 and October 26, 2004;

(f)	Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2004;

(g)	Our Current Reports on Form 8-K filed on October 26, 2004, October 28, 2004 (as amended on November 12, 2004), and November 12, 2004.

(h)	The Proxy Statement/Prospectus dated September 17, 2004, filed with the SEC on September 20, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and included in the Form S-4 Registration Statement (SEC File No. 333-114300); and

(i)	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 22, 2004, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our restated certificate of incorporation provides that we will indemnify each person who is or was a director or officer of Mosaic, and each person who serves or served at the request of Mosaic as a director or officer of another enterprise, in accordance with and to the fullest extent permitted by the DGCL.

Our amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Mosaic or is or was serving at the request of Mosaic as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, will be indemnified to the fullest extent permitted by the DGCL.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Mosaic for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Certificate of Incorporation of Mosaic (incorporated by reference to Exhibit 3.1 to Mosaic’s Registration Statement on Form 8-A filed on October 22, 2004).

4.2	Amended and Restated Bylaws of Mosaic (incorporated by reference to Exhibit 3.3 to Mosaic’s Registration Statement on Form 8-A filed on October 22, 2004).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Mosaic Global Holdings Inc.

23.3	Consent of KPMG LLP, independent registered public accounting firm, auditors for the Cargill Fertilizer Businesses.

23.4	Consent of KPMG LLP, independent registered public accounting firm, auditors for Mosaic.

23.5	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent auditors for Fertifos.

23.6	Consent of Deloitte & Touche LLP, independent registered chartered accountants, auditors for Saskferco Products, Inc.

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on the 15th day of November, 2004.

THE MOSAIC COMPANY

By:	/s/ Fredric W. Corrigan
Fredric W. Corrigan
Chief Executive Officer, President and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fredric W. Corrigan and Richard L. Mack, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a post-effective amendment to Form S-4 on Form S-8, and any and all amendments thereto, relating to the offering of shares of common stock of The Mosaic Company pursuant to the Freeport-McMoRan Inc. 1992 Stock Incentive Unit Plan, Freeport-McMoRan Inc. 1996 Stock Option Plan, 1988 Stock Option Plan for Non-Employee Directors of Freeport-McMoRan Inc., The Vigoro Corporation 1991 Stock Option Plan, IMC Global Inc. 1988 Stock Option and Award Plan, IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors, and IMC Fertilizer Group, Inc. 1994 Stock Option Plan for Non-Employee Directors, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 15th day of November, 2004.

Signature	Title

/s/ Fredric W. Corrigan Fredric W. Corrigan	Chief Executive Officer, President and Director (principal executive officer)

/s/ Lawrence W. Stranghoener Lawrence W. Stranghoener	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Robert M. Qualls Robert M. Qualls	Vice President and Controller (principal accounting officer)

/s/ Robert L. Lumpkins Robert L. Lumpkins	Chairman of the Board of Directors

/s/ Guillaume Bastiaens Guillaume Bastiaens	Director

/s/ Raymond F. Bentele Raymond F. Bentele	Director

/s/ William R. Graber William R. Graber	Director

/s/ Harold H. MacKay Harold H. MacKay	Director

/s/ David B. Mathis David B. Mathis	Director

/s/ William T. Monahan William T. Monahan	Director

/s/ Douglas A. Pertz Douglas A. Pertz	Director

/s/ James T. Prokopanko James T. Prokopanko	Director

/s/ Steven M. Seibert Steven M. Seibert	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Mosaic (incorporated by reference to Exhibit 3.1 to Mosaic’s Registration Statement on Form 8-A filed on October 22, 2004).

4.2	Amended and Restated Bylaws of Mosaic (incorporated by reference to Exhibit 3.3 to Mosaic’s Registration Statement on Form 8-A filed on October 22, 2004).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Mosaic Global Holdings Inc.

23.3	Consent of KPMG LLP, independent registered public accounting firm, auditors for the Cargill Fertilizer Businesses.

23.4	Consent of KPMG LLP, independent registered public accounting firm, auditors for Mosaic.

23.5	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent auditors for Fertifos.

23.6	Consent of Deloitte & Touche LLP, independent registered chartered accountants, auditors for Saskferco Products, Inc.

24	Power of Attorney (included on signature page).